Exhibit 99.1

For Immediate Release
November 7, 2013

Federal Home Loan Bank of San Francisco Announces
2013 Director Election Results

SAN FRANCISCO - The Federal Home Loan Bank of San Francisco announced today the results of its 2013 director election.

The Bank's members re-elected incumbents John F. Luikart and John T. Wasley to nonmember independent director positions. Mr. Luikart is president of Bethany Advisors LLC, San Francisco, California, and chairman of the Bank's board of directors. Mr. Wasley is managing partner of Caldwell Partners, Los Angeles, California.

The Bank's California members also re-elected Douglas (Tad) Lowrey and elected Steven R. Gardner as California member directors. Mr. Lowrey is chairman and chief executive officer of CapitalSource Bank, Los Angeles, California, and vice chairman of the Bank's board of directors. Mr. Gardner is president and chief executive officer of Pacific Premier Bank, Costa Mesa, California.

The positions to be held by Mr. Luikart, Mr. Wasley, Mr. Lowrey, and Mr. Gardner each have a four-year term beginning January 1, 2014, and ending December 31, 2017.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com